Exhibit 99.2

Investor Contact	Media Contact
Paul T. Luther	Esra Ozer
(412) 553-1950	(412) 553-2666
Paul.luther@howmet.com	Esra.ozer@howmet.com

Howmet Aerospace Provides Business Update Related to COVID-19

Key Announcements

•	COVID-19 impact on operations
•	Cost cutting program
•	Dividend suspension to preserve cash and provide additional flexibility
•	Company to provide updated 2020 outlook with its first quarter 2020 earnings release

PITTSBURGH – April 6, 2020 – Howmet Aerospace Inc. (NYSE: HWM) indicated that certain original equipment manufacturer (“OEM”) customers have suspended manufacturing operations in North America and Europe on a temporary basis due to matters associated with COVID-19 (coronavirus). These temporary suspensions are impacting operations at certain Howmet Aerospace facilities. As a result, the Company is taking a series of actions to address the financial impact.

Howmet Aerospace has commenced plans to reduce costs and is targeting approximately $100M of run rate savings.

In addition, the Company has suspended the dividend on its Common Stock, preserving cash and providing additional flexibility in the current environment.

Although the Company is currently unable to reasonably estimate the impact of COVID-19 on its 2020 outlook, Howmet Aerospace does expect this situation to have an impact on its 2020 financial performance and is in the process of reassessing its full-year financial guidance. The Company plans to provide an update to its financial outlook in its first quarter 2020 earnings release.

Executive Chairman and Co-CEO John Plant said, “It is important that we keep our production efficient and working safely during this crisis period. Howmet Aerospace is vital to national defense, to the commercial airline industry, and to the rebound of the global economy that relies heavily on transportation.” Plant added, “Our company’s financial position is strong. Reducing costs in our operations in the face of this pandemic will help preserve our financial strength through these challenging times.”

1

On April 6, 2020, the Company will redeem all $1.0 billion of its outstanding 6.150% Notes due 2020 and $300 million aggregate principal amount of its outstanding 5.40% Notes due 2021. Cash used to paydown notes includes the $700 million cash dividend received from the separated Arconic Corporation on April 1, 2020 as well as a portion of the $1.7 billion of cash on Howmet Aerospace’s balance sheet as of December 31, 2019.

As of April 6, Howmet Aerospace has an undrawn revolving credit facility of $1.5 billion.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,300 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. In 2019, the businesses of Howmet Aerospace reported annual revenue of over $7 billion. For more information, visit www.howmet.com. Follow @howmet: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

2

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, forecasts and expectations relating to the growth of end markets; statements and guidance regarding future financial results or operating performance; statements regarding future strategic actions; and statements about Howmet Aerospace's strategies, outlook, business and financial prospects. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) the impact of the separation on the businesses of Howmet Aerospace; (b) deterioration in global economic and financial market conditions generally, including as a result of pandemic health issues (including coronavirus and its effects, among other things, on global supply, demand, and distribution disruptions as the coronavirus outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations); (c) unfavorable changes in the markets served by Howmet Aerospace; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) competition from new product offerings, disruptive technologies or other developments; (f) political, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (g) manufacturing difficulties or other issues that impact product performance, quality or safety; (h) Howmet Aerospace’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (i) the impact of potential cyber attacks and information technology or data security breaches; (j) the loss of significant customers or adverse changes in customers’ business or financial conditions; (k) adverse changes in discount rates or investment returns on pension assets; (l) the impact of changes in aluminum prices and foreign currency exchange rates on costs and results; (m) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; and (n) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2019 and other reports filed with the U.S. Securities and Exchange Commission (SEC). Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

(end)

3